                                 TRUST AGREEMENT
                                   [NW 1989 B]

                   This TRUST AGREEMENT [NW 1989 B] dated as of March 15, 1989 between [__________________], a [_____________] corporation (the "Original owner
Participant"), and The First National Bank of Boston, a national banking association (in its individual capacity, "The First National Bank of Boston") and otherwise not in its individual capacity but solely as trustee hereunder (herein in such capacity with its permitted successors and assigns called the "Owner Trustee");

                              W I T N E S S E T H:

                                    ARTICLE I

                              DEFINITIONS AND TERMS

                   SECTION 1.1. Certain Definitions. Unless the context shall otherwise require, the capitalized terms used herein shall have the respective meanings assigned in Annex A to this Trust Agreement.

                                   ARTICLE II

                AUTHORITY TO EXECUTE CERTAIN OPERATIVE DOCUMENTS;
                              DECLARATION OF TRUST

                  SECTION 2.1. Authority to Execute Documents. The Original Owner Participant hereby authorizes and directs the Owner Trustee to execute and deliver the Operative Documents and any other agreements, instruments or documents to which the Owner Trustee is a party in the respective forms thereof in which delivered from time to time by the Owner Participant to the Owner Trustee for execution and delivery and, subject to the terms hereof, to exercise its rights and perform its duties under said Operative Documents in accordance with the terms thereof.

                   SECTION 2.2. Declaration of Trust. The Owner Trustee hereby declares that it will hold the Trust Estate upon the trusts hereinafter set forth for the use and benefit of the Owner Participants, subject, however, to the provisions of and the Lien created by the Equipment Trust Agreement and to the provisions of the Lease and the Participation Agreement.

                                   ARTICLE III

                              PURCHASE OF AIRCRAFT;
                            ISSUANCE OF CERTIFICATES

                   SECTION 3.1. Purchase of Aircraft. The Original Owner Participant hereby authorizes and directs the Owner Trustee to, and the Owner Trustee agrees for the benefit of the Owner
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Participants that it will, on the Delivery Date, subject to due compliance with the terms of Section 3.2 hereof:

                   (a) purchase the Aircraft pursuant to the Participation
              Agreement and the Bill of Sale;

                   (b) accept from Lessee the delivery of the Bill of Sale and the FAA Bill of Sale;

                   (c) execute and deliver a Lease Supplement covering the
              Aircraft;

                   (d) execute and deliver a Trust Supplement covering the
              Aircraft;

                   (e) execute and deliver the Guaranties of the Certificates as provided in Section 2.11 of the Equipment Trust Agreement; and

                   (f) execute and deliver the financing statements referred to in Section 4(a)(vi) of the Participation Agreement; and

                   (g) effect the registration of the Aircraft in the name of the Owner Trustee by filing or causing to be filed with the FAA:
              (i) the FAA Bill of Sale; (ii) an application for registration of the Aircraft in the name of the Owner Trustee (including without limitation, an affidavit from the Owner Trustee in compliance with the provisions of 14 C.F.R. Section 47.7(c)(2)(ii) (1979)); and
              (iii) the Trust Agreement.

                   SECTION 3.2. Conditions Precedent. The right and obligation of the Owner Trustee to take the action required by Section 3.1 hereof with respect to the Aircraft shall be subject to the following conditions precedent:

                   (a) the Original Owner Participant shall have made the full amount of the Owner Participant's Commitment set forth in Schedule I of the Participation Agreement available to the Owner Trustee, in immediately available funds, in accordance with Section 1(a)(ii) of the Participation Agreement; and

                   (b) the terms and conditions of Section 4(a) of the
              Participation Agreement, insofar as they relate to the Aircraft, shall have been complied with in a manner satisfactory to the original Owner Participant and the Owner Trustee.

                   SECTION 3.3. Authorization in Respect of Assumption of the Guaranties. The Owner Participant hereby authorizes and directs the Owner Trustee to, and the Owner Trustee agrees for the benefit of the Owner Participant that it will, take the actions specified to be taken by the Owner Trustee in Section

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8(x) of the Participation Agreement upon Lessee's assuming the Guaranties in accordance with the provisions of such Section 8(x).

                   SECTION 3.4. Performance by Owner Participant. The Owner Participant shall furnish or shall cause to be furnished to the Owner Trustee all such affidavits and certificates respecting the citizenship or status of the Owner Participant as the Owner Trustee may require in order to discharge its duties under the Operative Documents, including without limitation, the FAA reporting requirements described in Section 8(h) of the Participation Agreement.


                                   ARTICLE IV
                      RECEIPT, DISTRIBUTION AND APPLICATION
                         OF INCOME FROM THE TRUST ESTATE

                   SECTION 4.1. Distribution of Payments. (a) Payments to Equipment Trust Trustee. Until the Equipment Trust Agreement shall have been discharged pursuant to Section 10.1 thereof, all Basic Rent, Supplemental Rent, insurance proceeds and requisition or other payments of any kind included in the Trust Estate (other than Excluded Payments) payable to the Owner Trustee shall be payable directly to the Equipment Trust Trustee (and if any of the same are received by the Owner Trustee shall upon receipt be paid over to the Equipment Trust Trustee without deduction, set-off or adjustment of any kind) for distribution in accordance with the provisions of Article 3 of the Equipment Trust Agreement.

                   (b) Payments to Owner Trustee; Other Parties. After the
              Equipment Trust Agreement shall have been discharged pursuant to
              Section 1.1 thereof, any payment of the type referred to in
              Section 4.1(a) hereof (other than Excluded Payments) received by the Owner Trustee, any payments received from the Equipment Trust Trustee other than as specified in Section 4.1(d) hereof and any other amount received as part of the Trust Estate and for the application or distribution of which no provision is made herein, shall be distributed forthwith upon receipt by the Owner Trustee in the following order of priority: first, so much of such payment as shall be required to reimburse the Owner Trustee for any expenses not otherwise reimbursed as to which the Owner Trustee is entitled to be so reimbursed pursuant to the provisions hereof shall be retained by the Owner Trustee; second, so much of the remainder for which provision as to the application thereof is contained in the Lease or any of the other Operative Documents shall be applied and distributed in accordance with the terms of the Lease or such other Operative Document; and third, the balance, if any, shall be paid ratably to each Owner Participant in proportion to such Owner Participant's Ownership Interest.

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                   (c) Certain Distributions to Owner Participant. All amounts from time to time distributable by the Equipment Trust Trustee to the Owner Participants pursuant to the Equipment Trust Agreement shall, if paid to the Owner Trustee, be distributed by the Owner Trustee to each Owner Participant in proportion to such Owner Participant's Ownership Interest and in accordance with the provisions of Article 3 of the Equipment Trust Agreement.

                   (d) Excluded Payments. Any Excluded Payments received by the Owner Trustee shall be paid by the Owner Trustee to the person to whom such Excluded Payments are payable under the provisions of the Participation Agreement, the Tax Indemnity Agreement or the Lease.

                   SECTION 4.2. Method of Payments. The Owner Trustee shall make distributions or cause distributions to be made to each Owner Participant pursuant to this Article IV by transferring by wire transfer the amount to be distributed to such account or accounts of such Owner Participant as such Owner Participant may designate from time to time in writing to the Owner Trustee. Notwithstanding the foregoing, the Owner Trustee will, if so requested by such Owner Participant in writing, pay any or all amounts payable to such Owner Participant pursuant to this Article IV either (i) by crediting such amount or amounts to an account or accounts maintained by such Owner Participant with the Owner Trustee in its individual capacity in immediately available funds, (ii) by payment at the Trust Office of the Owner Trustee, in immediately available funds, or (iii) by mailing an official bank check or checks in such amount or amounts payable to such Owner Participant at. such address as such Owner Participant shall have designated in writing to the Owner Trustee.

                                    ARTICLE V

                           DUTIES OF THE OWNER TRUSTEE

                   SECTION 5.1. Notice of Event of Default. If the Owner Trustee shall have knowledge of an Event of Default or Event of Acceleration (or an event which with the passage of time or the giving of notice or both would constitute an Event of Default or an Event of Acceleration) the Owner Trustee shall give to each Owner Participant prompt telephonic or telex notice thereof followed by prompt confirmation thereof by certified mail, postage prepaid, provided that (i) in the case of an event which with the passage of time would constitute an Event of Acceleration referred to in paragraph (c) of Section 8.1 of the Equipment Trust Agreement, such notice shall in no event be furnished later than ten days after the Owner Trustee shall first have knowledge of such event and (ii) in the case of a misrepresentation by the Owner Trustee which with the passage of time would constitute an Event of Acceleration referred to in paragraph (d) of Section 8.1 of the Equipment Trust Agreement, such notice shall in no event be furnished later than ten days

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after the Owner Trustee shall first have knowledge of such event. Subject to the terms of Section 5.3 hereof, the Owner Trustee shall take such action or shall refrain from taking such action, not inconsistent with the provisions of the Equipment Trust Agreement, with respect to such Event of Default, Event of Acceleration or other event as the Owner Trustee shall be directed in writing by a Majority in Interest of Owner Participants. If the Owner Trustee shall not have received instructions as above provided within 20 days after the mailing of such notice to the Owner Participants, the Owner Trustee until instructed otherwise in accordance with the preceding sentence may, but shall be under no duty to, take or refrain from taking such action with respect to such Event of Default, Event of Acceleration or other event, not inconsistent with the provisions of the Equipment Trust Agreement, as it shall deem advisable in the best interests of the Owner Participants. For all purposes of this Trust Agreement, the Lease and the other Operative Documents, in the absence of actual knowledge by a responsible officer or responsible employee of the Corporate
Trust Division of the Owner Trustee in his or her capacity as such, the Owner Trustee shall not be deemed to have knowledge of an Event of Default, Event of Acceleration or other event referred to in this Section 5.1 unless notified in writing by the Equipment Trust Trustee, one or more of the Owner Participants or Lessee.

                   SECTION 5.2. Action Upon Instructions. Subject to the terms of Sections 5.1 and 5.3 hereof, upon the written instructions at any time and from time to time of a Majority in Interest of Owner Participants, the Owner Trustee will take such of the following actions, not inconsistent with the provisions of the Equipment Trust Agreement, as may be specified in such instructions: (i) give such notice or direction or exercise such right, remedy or power hereunder or under any of the Operative Documents to which the Owner Trustee is a party or in respect of all or any part of the Trust Estate, or take such other action, as shall be specified in such instructions (including entering into agreements referred to in clause (i) of the definition of "Subsequent Owner Participant"); (ii) take such action to preserve or protect the Trust Estate (including the discharge of Liens) as may be specified in such instructions; (iii) approve as satisfactory to it all matters required by the terms of the Lease or the other Operative Documents to be satisfactory to the Owner Trustee, it being understood that without written instructions of a Majority in Interest of Owner Participants, the Owner Trustee shall not approve any such matter as satisfactory to it; and (iv) subject to the rights of Lessee under the Operative Documents, after the expiration or earlier termination of the Lease, convey all of the Owner Trustee's right, title and interest in and to the Aircraft for such amount, on such terms and to such purchaser or purchasers as shall be designated in such instructions, or retain, lease or otherwise dispose of, or from time to time take such other action with respect to, the Aircraft on such terms as shall be designated in such instructions.

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                   SECTION 5.3. Indemnification. The Owner Trustee shall not be required to take any action under Section 5.1 or 5.2 hereof unless the Owner Trustee shall have been indemnified by the Owner Participants, in manner and form satisfactory to the Owner Trustee, against any liability, cost or expense (including reasonable counsel fees and disbursements) which may be incurred in connection therewith; and, if a Majority in Interest of Owner Participants shall have directed the Owner Trustee to take any such action or refrain from taking any action, each Owner Participant agrees to furnish such indemnity as shall be required (severally and ratably according to their respective Ownership Interests) and, in addition, to the extent not otherwise paid pursuant to the provisions of the Lease or of the Participation Agreement, to pay (severally and ratably according to their respective Ownership Interests) the reasonable compensation of the Owner Trustee for the services performed or to be performed by it pursuant to such direction and any fees and disbursements of counsel or agents employed by the Owner Trustee in connection therewith. The Owner Trustee shall not be required to take any action under Section 5.1 or 5.2 hereof if the Owner Trustee shall reasonably determine, or shall have been advised by counsel, that such action is contrary to the terms of any of the Operative Documents to which the Owner Trustee is a party, or is otherwise contrary to law.

                   SECTION 5.4. No Duties Except as Specified in Trust Agreement or Instructions. The Owner Trustee shall not have any duty or obligation to manage, control, use, sell, dispose of or otherwise deal with the Aircraft or any other part of the Trust Estate, or to otherwise take or refrain from taking any action under, or in connection with any of the Operative Documents to which the Owner Trustee is a party, except as expressly required by the terms of any of the Operative Documents to which the Owner Trustee is a party, or (to the extent not inconsistent with the provisions of the Equipment Trust Agreement) as expressly provided by the terms hereof or in written instructions from a Majority in Interest of Owner Participants received pursuant to the terms of
Section 5.1 or 5.2, and no implied duties or obligations shall be read into this Trust Agreement against the Owner Trustee. The First National Bank of Boston agrees that it will, in its individual capacity and at its own cost or expense (but without any right of indemnity in respect of any such cost or expense under Section 7.1 hereof) promptly take such action as may be necessary to duly discharge and satisfy in full all Lessor Liens which it is required to discharge pursuant to Section 8(h) of the Participation Agreement and otherwise comply with the terms of said Section binding on it.

                   SECTION 5.5. Satisfaction of Conditions Precedent. Anything herein to the contrary notwithstanding, the Owner Trustee shall comply with the provisions of Section 3.1 hereof upon the satisfaction, to the satisfaction of special counsel for the Owner Trustee, of all the applicable conditions precedent

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specified in Section 3.2 hereof and in Section 4(a) of the Participation
Agreement.

                   SECTION 5.6. No Action Except Under Specified Documents or Instructions. The Owner Trustee agrees that it will not manage, control, use, sell, dispose of or otherwise deal with the Aircraft or any other part of the Trust Estate except (i) as expressly required by the terms of any of the Operative Documents to which the Owner Trustee is a party, (ii) as expressly provided by the terms hereof, or (iii) as expressly provided in written instructions from a Majority in Interest of Owner Participants pursuant to
Section 5.1 or 5.2 hereof.

                                   ARTICLE VI

                                THE OWNER TRUSTEE

                   SECTION 6.1. Acceptance of Trusts and Duties. The First National Bank of Boston accepts the trusts hereby created and agrees to perform the same but only upon the terms hereof applicable to it. The Owner Trustee also agrees to receive and disburse all monies received by it constituting part of the Trust Estate upon the terms hereof. The First National Bank of Boston shall not be answerable or accountable under any circumstances, except (a) for its own willful misconduct or gross negligence, (b) for performance of the terms of the last sentence of Section 5.4 hereof, (c) for its or the Owner Trustee's failure to use ordinary care to disburse funds, (d) for liabilities that may result from the inaccuracy of any representation or warranty of it (or from the failure by it to perform any covenant) in Section 6.3 hereof, in Section 2.10 of the Equipment Trust Agreement, in Section 4 of the Lease or in Section 8(c) and 8(d) of the Participation Agreement and (e) for Taxes on, based on or measured by fees, commissions or compensation received by the Owner Trustee for acting as trustee in connection with any of the transactions contemplated by the Operative Documents.

                  SECTION 6.2. Absence of Certain Duties. Except in accordance with written instructions furnished pursuant to Section 5.2 hereof and except as provided in, and without limiting the generality of, Section 5.4 hereof and the last sentence of Section 9.1(b) hereof, neither the Owner Trustee nor The First National Bank of Boston shall have any duty (i) to see to any recording or filing of any Operative Document or of any supplement to any thereof or to see to the Maintenance of any such recording or filing or any other filing of reports with the Federal Aviation Administration or other governmental agencies, except that the Owner Trustee shall, to the extent that information for that purpose is supplied by Lessee pursuant to any of the Operative Documents, complete and timely submit (and furnish each Owner Participant with a copy of) any and all reports relating to the Aircraft which may from time to time be required by the Federal Aviation Administration or any government

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
or governmental authority having jurisdiction, (ii) to see to any insurance on the Aircraft or to effect or maintain any such insurance, whether or not Lessee shall be in default with respect thereto, other than to forward to the Owner Participant copies of all reports and other written information which the Owner Trustee receives from Lessee pursuant to Section 11(c) of the Lease, (iii) to see to the payment or discharge of any tax, assessment or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against any part of the Estate or the Trust Estate, except as provided in
Section 8 of the Participation Agreement, or (iv) to inspect Lessee's books and records with respect to the Aircraft at any time permitted pursuant to the Lease. Notwithstanding the foregoing, the Owner Trustee will furnish to the Equipment Trust Trustee and each of the Owner Participants, promptly upon receipt thereof, duplicates or copies of all reports, notices, requests, demands, certificates, financial statements and other instruments furnished to the Owner Trustee under the Lease or any other Operative Document.

                   SECTION 6.3. No Representations or Warranties as to Certain Matters. NEITHER THE OWNER TRUSTEE NOR THE FIRST NATIONAL BANK OF BOSTON MAKES OR SHALL BE DEEMED TO HAVE MADE (A) ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, VALUE, CONDITION, DESIGN, OPERATION, MERCHANTABILITY OR FITNESS FOR USE OF TEE AIRCRAFT OR ANY PART THEREOF, OR ANY OTHER REPRESENTATION OR WARRANTY WITH RESPECT TO THE AIRCRAFT WHATSOEVER, except that The First National Bank of Boston in its individual capacity represents and warrants that on the Delivery Date the Owner Trustee shall have received whatever title was conveyed to it by Lessee and that the Aircraft shall during the Lease Term be free of Lessor Liens attributable to it, or (b) any representation or warranty as to the validity, legality or enforceability of this Trust Agreement or any Operative Document to which the Owner Trustee is a party, or any other document or instrument, or as to the correctness of any statement contained in any thereof except to the extent that any such statement is expressly made herein or therein as a representation by The First National Bank of Boston in its individual capacity or by the Owner Trustee and except that The First National Bank of Boston in its individual capacity hereby represents and warrants that this Trust Agreement has been, and (assuming due authorization, execution and delivery by the Original Owner Participant of this Trust Agreement) the Operative Documents to which it or the Owner Trustee is a party have been (or at the time of execution and delivery of any such instrument by it or the Owner Trustee hereunder or pursuant to the terms of the Participation Agreement that such an instrument will be) duly executed and delivered by one of its officers who is or will be, as the case may be, duly authorized to execute and deliver such instruments on behalf of itself or the Owner Trustee, as the case may be.

                   SECTION 6.4. No Segregation of Monies Required; No Interest. Except as otherwise provided herein or in any of the

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Operative Documents, monies received by the Owner Trustee hereunder need not be segregated in any manner except to the extent required by law, and may be deposited under such general conditions as may be prescribed by law, and the Owner Trustee shall not be liable for any interest thereon.

                   SECTION 6.5. Reliance Upon Certificates, Counsel and Agents. The Owner Trustee shall incur no liability to anyone in acting in reliance upon any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper reasonably believed by it to be genuine and reasonably believed by it to be signed by the proper party or parties. Unless other evidence in respect thereof is specifically prescribed herein, any request, direction, order or demand of the Owner Participants or Lessee mentioned herein or in any of the Operative Documents to which the Owner Trustee is a party shall be sufficiently evidenced by written instruments signed by a person purporting to be the Chairman of the Board, the President or any Vice President or a managing director and in the name of any such Owner Participant or Lessee, as the case may be. The Owner Trustee may accept a copy of a resolution of the Board of Directors or Executive Committee of Lessee, certified by the Secretary of Lessee as duly adopted and in full force and effect, as conclusive evidence that such resolution has been duly adopted by said Board or Committee and that the same is in full force and effect. As to any fact or matter the manner of ascertainment of which is not specifically described herein, the Owner Trustee may for all purposes hereof rely on a certificate signed by a person purporting to be the Chairman of the Board, the President or any Vice President or a managing director of Lessee, as to such fact or matter, and such certificate shall constitute full protection to the Owner Trustee for any action taken or omitted to be taken by it in good faith in reliance thereon. In the administration of trusts hereunder, the Owner Trustee may execute any of the trusts or powers hereof and perform its powers and duties hereunder directly or through agents or attorneys and may, at the expense of the Trust Estate, consult with counsel, accountants and other skilled persons to be selected and employed by it. The Owner Trustee shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons and the Owner Trustee shall not be liable for the negligence of any such agent, attorney, counsel, accountant or other skilled person appointed by it with due care hereunder.

                   SECTION 6.6. Not Acting in Individual Capacity. In acting hereunder, the Owner Trustee acts solely as trustee and not in its individual capacity except as otherwise expressly provided herein; and, subject to the terms of the Participation Agreement and the Equipment Trust Agreement, all persons, other than the Owner Participant, as provided herein, having any claim against the Owner Trustee by reason of the transactions

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contemplated hereby shall look only to the Trust Estate for payment or satisfaction thereof.

                   SECTION 6.7. Fees; Compensation. Except as provided in
Section 5.3 or 7.1 hereof, the Owner Trustee agrees that it shall have no right against the Owner Participants or (subject to the provisions of the Equipment Trust Agreement) the Trust Estate for any fee as compensation for its services hereunder; provided, however, that the Owner Trustee shall have a lien upon the Trust Estate (subject, however, to the Lien of the Equipment Trust Agreement) for any such fee not paid by Lessee as contemplated by the last paragraph of
Section 7(c) of the Participation Agreement.

                   SECTION 6.8. Tax Returns. The Owner Trustee shall be responsible for the keeping of all appropriate books and records relating to the receipt and disbursement of all moneys under this Trust Agreement or any agreement contemplated hereby. The Owner Participants shall be responsible for causing to be prepared and filed all income tax returns required to be filed by the Owner Participants. The Owner Trustee shall be responsible for causing to be prepared, at the request of the Owner Participant, all income tax returns required to be filed with respect to the trust created hereby and shall execute and file such returns. Each Owner Participant, upon request, will furnish the Owner Trustee with all such information as may be reasonably required from any such Owner Participant in connection with the preparation of such income tax returns.

                                   ARTICLE VII

             INDEMNIFICATION OF OWNER TRUSTEE BY OWNER PARTICIPANTS

                   SECTION 7.1. Owner Participants to Indemnify Owner Trustee. The Owner Participants hereby severally agree, each in proportion to its Ownership Interest, whether or not any of the transactions contemplated hereby shall be consummated, to assume liability for, and hereby indemnify, protect, save and keep harmless The First National Bank of Boston in its individual capacity and its successors, assigns, legal representatives, agents and servants, from and against any and all liabilities, obligations, losses, damages, penalties, taxes (excluding any taxes payable by The First National Bank of Boston in its individual capacity on or measured by any compensation received by The First National Bank of Boston in its individual capacity for its services hereunder), claims, actions, suits, costs, expenses or disbursements (including, without limitation, reasonable ongoing fees of the Owner Trustee, reasonable legal fees and expenses, and including without limitation any liability of an Owner, any strict liability and any liability without fault) of any kind and nature whatsoever which may be imposed on, incurred by or asserted against The First National Bank of Boston in its individual capacity (whether or not also indemnified against by

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Lessee under the Lease or under the Participation Agreement or also indemnified against by any other person) in any way relating to or arising out of this Trust Agreement or any of the Operative Documents or the enforcement of any of the terms of any thereof, or in any way relating to or arising out of the manufacture, purchase, acceptance, nonacceptance, rejection, Ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of the Aircraft (including, without limitation, latent and other defects, whether or not discoverable, and any claim for patent, trademark or copyright infringement), or in any way relating to or arising out of the administration of the Trust Estate or the action or inaction of the Owner Trustee or The First National Bank of Boston in its individual capacity hereunder, except (a) in the case of willful misconduct or gross negligence on the part of the Owner Trustee or The First National Bank of Boston in its individual capacity in the performance or non-performance of its duties hereunder or (b) those resulting from the inaccuracy of any representation or warranty of the Owner Trustee or The First National Bank of Boston in its individual capacity (or from the failure of the Owner Trustee or The First National Bank of Boston in its individual capacity to perform any covenant) in
Section 6.3 hereof, in Section 2.10 of the Equipment Trust Agreement or, with respect to representations or warranties of The First National Bank of Boston in its individual capacity only, in Section 4 of the Lease, in Section 8(c) or
Section 8(d) of the Participation Agreement or in any of the other Operative Documents or (c) as may result from a breach by the Owner Trustee or The First National Bank of Boston in its individual capacity of their respective covenants in the last sentence of Section 5.4 hereof or (d) in the case of failure to use ordinary care on the part of the Owner Trustee or The First National Bank of Boston in its individual capacity in the disbursement of funds. The indemnities contained in this Section 7.1 extend to The First National Bank of Boston only in its individual capacity and shall not be construed as indemnities of the Estate or the Trust Estate (except to the extent, if any, that The First National Bank of Boston in its individual capacity has been reimbursed by the Estate or the Trust Estate for amounts covered by the indemnities contained in this Section 7.1). The indemnities contained in this Section 7.1 shall survive the termination of this Trust Agreement. In addition, if necessary, The First National Bank of Boston in its individual capacity shall be entitled to indemnification from the Trust Estate, subject to the Lien of the Equipment Trust Agreement, for any liability, obligation, loss, damage, penalty, tax, claim, action, suit, cost, expense or disbursement indemnified against pursuant to this Section 7.1 to the extent not reimbursed by Lessee, the Owner Participants or others, but without releasing any of them from their respective agreements of reimbursement; and to secure the same The First National Bank of Boston in its individual capacity shall have a Lien on the Trust Estate, subject to the Lien of the Equipment Trust Agreement, which shall be prior to any interest therein of the Owner Participants. The payor of any indemnity under this

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Article VII shall be subrogated to any right of the person indemnified in respect of the matter as to which such indemnity was paid.

                                  ARTICLE VIII

                   TRANSFER OF AN OWNER PARTICIPANT'S INTEREST

                   SECTION 8.1. Transfer of Interests. All provisions of Section 8(n) of the Participation Agreement shall (with the same force and effect as if set forth in full, mutatis mutandis, in this Section 8.1) be applicable to any assignment, conveyance or other transfer by any Owner Participant of any of its right, title or interest in and to this Trust Agreement or any of the operative Documents to which the Owner Trustee is a party.

                                   ARTICLE IX

                      SUCCESSOR OWNER TRUSTEES; CO-TRUSTEES

                   SECTION 9.1. Resignation of Owner Trustee; Appointment of Successor. (a) Resignation or Removal. The Owner Trustee or any successor Owner Trustee (i) shall resign if required to do so pursuant to Section 8(c) of the Participation Agreement and (ii) may resign at any time without cause by giving at least 60 days' prior written notice to each Owner Participant, the Equipment Trust Trustee and Lessee, such resignation to be effective upon the acceptance of appointment by the successor Owner Trustee under Section 9.1(b) hereof. In addition, a Majority in Interest of Owner Participants may at any time remove the Owner Trustee without cause by a notice in writing delivered to the Owner Trustee, all other Owner Participants, the Equipment Trust Trustee and Lessee, such removal to be effective upon the acceptance of appointment by the successor Owner Trustee under Section 9.1(b) hereof. In the case of the resignation or removal of the Owner Trustee, a Majority in Interest of Owner Participants may appoint a successor Owner Trustee by an instrument signed by such Owner Participants. If a successor Owner Trustee shall not have been appointed within 30 days after such notice of resignation or removal, the Owner Trustee, any Owner Participant, Lessee or the Equipment Trust Trustee may apply to any court of competent jurisdiction to appoint a successor Owner Trustee to act until such time, if any, as a successor shall have been appointed as above provided. Any successor Owner Trustee so appointed by such court shall immediately and without further act be superseded by any successor Owner Trustee appointed as above provided.

                   (b) Execution and Delivery of Documents, etc. Any successor Owner Trustee, however appointed, shall execute and deliver to the predecessor Owner Trustee an instrument accepting such appointment, and thereupon such successor Owner Trustee, without further act, shall become vested with all the estates, properties, rights, powers, duties and trusts of the predecessor Owner Trustee in the trusts hereunder with like effect as if originally named the Owner Trustee herein; but nevertheless, upon the written request of such successor Owner Trustee, such predecessor Owner Trustee shall execute and deliver an instrument transferring to such successor Owner Trustee, upon the trusts herein expressed, all the estates, properties, rights, powers and trusts of such predecessor Owner Trustee, and such predecessor Owner Trustee shall duly assign, transfer, deliver and pay over to such successor Owner Trustee all monies or other property then held by such predecessor Owner Trustee upon the trusts herein expressed. Upon the appointment of any successor Owner Trustee hereunder, the predecessor Owner Trustee will execute such documents as are provided to it by such successor Owner Trustee and will take such further actions as are requested of it by such successor Owner Trustee as are reasonably required to cause registration of the Aircraft included in the Trust Estate to be transferred upon the records of the Federal Aviation Administration, or other governmental authority having jurisdiction, into the name of the successor Owner Trustee.

                   (c) Qualification. Any successor Owner Trustee, however appointed, shall be a "citizen of the United States" within the meaning of
Section 101(16) of the Federal Aviation Act and shall also be a bank or trust company organized under the laws of the United States or any state thereof having a combined capital and surplus of at least $50,000,000, if there be such an institution willing, able and legally qualified to perform the duties of the Owner Trustee hereunder upon reasonable or customary terms.

                   (d) Merger, etc. Any corporation into which the Owner Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Owner Trustee shall be a party, or any corporation to which substantially all the corporate trust business of the Owner Trustee may be transferred, shall, subject to the terms of Section 9.1(c) hereof, be the Owner Trustee hereunder without further act.

                   SECTION 9.2. Co-Trustees and Separate Trustees. If at any time it shall be necessary or prudent in order to conform to any law of any jurisdiction in which all or any part of the Trust Estate is located, or the Owner Trustee being advised by counsel shall determine that it is so necessary or prudent in the interest of the Owner Participants or the Owner Trustee, or the Owner Trustee shall have been directed to do so by a Majority in Interest of Owner Participants, the Owner Trustee and each Owner Participant shall execute and deliver an agreement supplemental hereto and all other instruments and agreements necessary or proper to constitute another bank or trust company or one or more persons (any and all of which shall be a "citizen of the United States" as defined in Section 101(16) of the Federal Aviation

Act) approved by the Owner Trustee and a Majority in Interest of Owner Participants, either to act as co-trustee, jointly with the Owner Trustee, or to act as separate trustee hereunder (any such co-trustee or separate trustee being herein sometimes referred to as an "additional trustee"), and to vest in such persons, in such capacity, such title to the Trust Estate or any part thereof, and such rights or duties as may be necessary or desirable, all for such period and under such terms and conditions as are satisfactory to the Owner Trustee and the Owner Participant. In case any co-trustee or separate trustee shall die, become incapable of acting, resign or be removed, the title to the Trust Estate and all rights and duties of such co-trustee or separate trustee shall, so far as permitted by law, vest in and be exercised by the Owner Trustee, without the appointment of a successor to such co-trustee or separate trustee. In the event the Owner Participants shall not have joined in the execution of such agreements supplemental hereto within ten days after the receipt of a written request from the Owner Trustee so to do, or in case a Lease Event of Default or Event of Acceleration shall occur and be continuing, the Owner Trustee may act under the foregoing provisions of this Section 9.2 without the concurrence of the Owner Participants; and the Owner Participants hereby appoint the Owner Trustee their agent and attorney-in-fact to act for them under the foregoing provisions of this Section 9.2 in either of such contingencies.

                   Every additional trustee hereunder shall, to the extent permitted by law, be appointed and act, and the Owner Trustee and its successors shall act, subject to the following provisions and conditions:

                   (A) all powers, duties, obligations and rights conferred upon the Owner Trustee in respect of the custody, control and management of monies, the Aircraft or documents authorized to be delivered hereunder or under the Participation Agreement shall be exercised solely by the Owner Trustee;

                   (B) all other rights, powers, duties and obligations
              conferred or imposed upon the Owner Trustee shall be conferred or imposed upon and exercised or performed by the Owner Trustee and such additional trustee jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (including the holding of title to the Trust Estate) the Owner Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations shall be exercised and performed by such additional trustee;

                   (C) no power given to, or which it is provided hereby may be exercised by, any such additional trustee shall be exercised hereunder by such additional trustee, except jointly with, or with the consent in writing of, the Owner Trustee;

                   (D) no trustee hereunder shall be personally liable by reason of any act or omission of any other trustee hereunder;

                   (E) a Majority in Interest of Owner Participants, at any
              time, by an instrument in writing may remove any such additional trustee. In the event that the Owner Participants shall not have joined in the execution of any such instrument within ten days after the receipt of a written request from the Owner Trustee so to do, the Owner Trustee shall have the power to remove any such additional trustee without the concurrence of the Owner Participants; and the Owner Participants hereby appoint the Owner Trustee their agent and attorney-in-fact for them in such connection in such contingency; and

                   (F) no appointment of, or action by, any additional trustee will relieve the Owner Trustee of any of its obligations under, or otherwise affect any of the terms of, the Equipment Trust Agreement or affect the interests of the Equipment Trust Trustee or the Holders of the Certificates in the Estate.

                                    ARTICLE X

                           SUPPLEMENTS AND AMENDMENTS
                     TO TRUST AGREEMENT AND OTHER DOCUMENTS

                   SECTION 10.1. Supplements and Amendments. (a) Supplements and Amendments. This Trust Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by the Owner Trustee and a Majority in Interest of Owner Participants. Subject to Section 10.2 hereof and
Section 10 of the Participation Agreement, the Owner Trustee will execute any amendment, supplement or other modification of this Trust Agreement or of any other Operative Document to which the Owner Trustee is a party which it is requested to execute by a Majority in Interest of Owner Participants, except that the Owner Trustee shall not execute any such amendment, supplement or other modification which, by the express provisions of any of the above documents, requires the consent of any other party unless such consent shall have been obtained; and provided that, without the prior written consent of each Owner
Participant: (i) no such supplement, amendment or modification shall (A) modify any of the provisions of this Section 10.1, the definition of "Majority in Interest of Owner Participants" or Article IV hereof, (B) reduce, modify or amend any indemnities in favor of any Owner Participant as set forth in Section 7 of the Participation Agreement or in the Tax Indemnity Agreement, (C) reduce the amount or extend the time of payment of

Basic Rent, Supplemental Rent, Termination Value or Stipulated Loss Value for the Aircraft as set forth in the Lease and (ii) no such supplement, amendment or modification shall require any Owner Participant to invest or advance funds or shall entail any additional personal liability or the surrender of any indemnification, claim or individual right on the part of any Owner Participant with respect to any agreement or obligation.

                   (b) Delivery of Amendments and Supplements to Certain Parties. A signed copy of each amendment or supplement referred to in Section 10.1(a) hereof shall be delivered by the Owner Trustee to the Equipment Trust Trustee.

                   (c) Limitation on Amendments. The provisions of Section 10.1 notwithstanding, the Owner Trustee shall not be required to execute any amendment which might result in the trusts created hereunder being terminated prior to the release of the Lien of the Equipment Trust Agreement on the Estate or prior to the payment in full of the principal of, premium (if any) and interest on the Certificates.

                   SECTION 10.2. Discretion as to Execution of Documents. Prior to executing any document required to be executed by it pursuant to the terms of
Section 10.1 hereof, the Owner Trustee shall be entitled to receive an opinion of its counsel to the effect that the execution of such document is authorized hereunder. If in the opinion of the Owner Trustee any such document adversely affects any right, duty, immunity or indemnity in favor of the Owner Trustee hereunder or under any other Operative Document to which the Owner Trustee is a party, the Owner Trustee may in its discretion decline to execute such document.

                   SECTION 10.3. Absence of Requirements as to Form. It shall not be necessary for any written request furnished pursuant to Section 10.1 hereof to specify the particular form of the proposed documents to be executed pursuant to such Section, but it shall be sufficient if such request shall indicate the substance thereof.

                   SECTION 10.4. Distribution of Documents. Promptly after the execution by the Owner Trustee of any document entered into pursuant to Section
10.1 hereof, the Owner Trustee shall mail, by certified mail, postage prepaid, a conformed copy thereof to each Owner Participant, but the failure of the Owner Trustee to mail such conformed copy shall not impair or affect the validity of such document.

                   SECTION 10.5. No Request Needed as to Lease Supplement and Trust Supplement. No written request pursuant to Section 10.1 hereof shall be required to enable the Owner Trustee to enter into the Lease Supplement covering the Aircraft with Lessee pursuant to the terms of the Lease and Section 3.1 hereof and the

Trust Supplement pursuant to the terms of the Equipment Trust Agreement and
Section 3.1 hereof.

                                   ARTICLE XI

                                  MISCELLANEOUS

                   SECTION 11.1. Termination of Trust Agreement. This Trust Agreement and the trusts created hereby shall be of no further force or effect upon the earlier of (a) both the final discharge of the Equipment Trust Agreement pursuant to Section 10.1 thereof and the sale or other final disposition by the Owner Trustee of all property constituting part of the Trust Estate and the final distribution by the Owner Trustee of all monies or other property or proceeds constituting part of the Trust Estate in accordance with
Article IV hereof, provided that at such time Lessee shall have fully complied with all of the terms of the Lease and the Participation Agreement or (b) twenty-one years less one day after the death of the last survivor of all of the descendants of the grandparents of David Rockefeller living on the date of the earliest execution of this Trust Agreement by any party hereto (or, without limiting the generality of the foregoing, if legislation shall become effective providing for the ability or permitting the effective grant of such rights, privileges and options for a period in gross exceeding the period for which such rights, privileges and options are hereinabove stated to extend and be valid, then such rights, privileges or options shall not terminate as aforesaid but shall extend to and continue in effect, but only if such nontermination and extension shall then be valid under Applicable Law, until such time as the same shall, under Applicable Law, cease to be valid); otherwise this Trust Agreement and the trusts created hereby shall continue in full force and effect in accordance with the terms hereof.

                   SECTION 11.2. Owner Participants Have No Legal Title in Trust Estate. The Owner Participants shall not have legal title to any part of the Trust Estate. No transfer, by operation of law or otherwise, of any right, title and interest of the Owner Participant in and to the Trust Estate hereunder shall operate to terminate this Trust Agreement or the trusts hereunder or entitle any successors or transferees of the Owner Participants to an accounting or to the transfer of legal title to any part of the Trust Estate.

                   SECTION 11.3. Assignment, Sale, etc. of Aircraft. Any assignment, sale, transfer or other conveyance of the Aircraft or an Engine or any Part thereof by the Owner Trustee made pursuant to the terms hereof or of the Lease or the Participation Agreement shall bind the Owner Participants and shall be effective to transfer or convey all right, title and interest of the Owner Trustee and the Owner Participants in and to the Aircraft or any Engine or any Part thereof. No purchaser or other grantee shall be required to inquire as to the authorization, necessity, expediency or regularity of such assignment, sale, transfer or conveyance or as to the application of any sale or other proceeds with respect thereto by the Owner Trustee

                   SECTION 11.4. Trust Agreement for Benefit of Certain Parties Only. Except for the terms of Section 8(n) of the Participation Agreement incorporated in Article VIII hereof and except as otherwise provided in Article IX and Section 10.1 hereof, nothing herein, whether expressed or implied, shall be construed to give any person other than the Owner Trustee and the Owner Participants any legal or equitable right, remedy or claim under or in respect of this Trust Agreement; but this Trust Agreement shall be held to be for the sole and exclusive benefit of the Owner Trustee and the Owner Participants.

                   SECTION 11.5. Notices; Consent to Jurisdiction. (a) All notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and shall be personally delivered or sent by registered or certified mail, postage prepaid, or by prepaid Telex, TWX or telegram (with messenger delivery specified in the case of a telegram) , or by telecopier, or by prepaid courier service, and shall be deemed to be given for purposes of this Agreement on the day that such writing is delivered or sent to the intended recipient thereof in accordance with the provisions of this Section 11.5(a). Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this
Section 11.5(a), notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective Telex, TWX or telecopier numbers) as follows: (A) if to Lessee, the Owner Trustee, the Equipment Trust Trustee or the Owner Participant, to the respective addresses set forth below the signatures of such parties at the foot of the Participation Agreement, or (B) if to a Subsequent Owner Participant, addressed to such Subsequent Owner Participant at such address as such Subsequent Owner Participant shall have furnished by notice to the parties hereto or (C) if to any Holder, addressed to such Holder at its address set forth in the certificate register maintained pursuant to Section 2.4 of the Equipment Trust Agreement.

                   (b) Each of the parties hereto (A) hereby irrevocably submits itself to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and to the non-exclusive jurisdiction of the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Trust Agreement, the Participation Agreement, the Lease, the Tax Indemnity Agreement or any other Operative Document, the subject matter of any thereof or any of the transactions contemplated hereby or thereby brought by any party or parties thereto, or their successors or assigns, and (B) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, to the extent permitted by applicable law, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the Participation Agreement, the Lease, the Tax Indemnity Agreement or any other Operative Document or the subject matter of any thereof or any of the transactions contemplated hereby or thereby may not be enforced in or by such courts.

                   SECTION 11.6. Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                   SECTION 11.7. Waivers, etc. No term or provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing entered into in compliance with the terms of Article X hereof; and any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

                   SECTION 11.8. Counterparts. This Trust Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

                   SECTION 11.9. Binding Effect, etc. All covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the Owner Trustee and its successors and assigns, and the Owner Participants, their successors and, to the extent permitted by Article VIII hereof, their assigns. Any request, notice, direction, consent, waiver or other instrument or action by an Owner Participant shall bind its successors and assigns. Any Owner Participant which shall cease to have any Ownership Interest shall thereupon cease to be a party hereto or an Owner Participant for any reason and shall have no further obligations hereunder.

                   SECTION 11.10. Headings; References. The headings of the various Articles and Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

                   SECTION 11.11. Governing Law. This Trust Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of New York, including all matters of construction, validity and performance. This Trust Agreement has been delivered in the State of New York.

TRUST AGREEMENT                 NW 1989 B                       SIGNATURE PAGE

                   IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

                                           [_______________________]

                                           By:_______________________
                                              Title:

                                            THE FIRST NATIONAL BANK OF BOSTON

                                            By:_______________________________
                                               Title:

                                            By:_______________________________
                                               Title:

                                                                       ANNEX A
                                                                       -------
                            NORTHWEST AIRLINES, INC.
                      LEASE OF ONE BOEING 747-451 AIRCRAFT

                    DEFINITIONS RELATING TO THE PARTICIPATION
                  AGREEMENT, LEASE AGREEMENT, TRUST AGREEMENT,
            PURCHASE AGREEMENT ASSIGNMENT, EQUIPMENT TRUST AGREEMENT
             AND TAX INDEMNITY AGREEMENT, DATED AS OF MARCH 15, 1989
                             RELATING TO [NW 1989 B]

                   The definitions stated herein shall apply equally to both the singular and plural forms of the terms defined. Reference herein to any Operative Document shall be deemed to refer to the document referring on the first or cover page thereof to [NW 1989 B].

                   "Actual Knowledge" shall mean, (i) as it applies to the Owner Trustee or Equipment Trust Trustee, as the case may be, actual knowledge of a Responsible Officer in the Trust Office of the Owner Trustee or in the Corporate Trust Office of the Equipment Trust Trustee, as the case may be, and (ii) as it applies to the Owner Participant, actual knowledge of a Senior vice president or other higher officer of the Owner Participant; provided that each of the Owner Trustee, the Equipment Trust Trustee and the Owner Participant shall be deemed to have "Actual Knowledge" of any matter as to which it has been given notice by any of Lessee, the Owner Participant, any Holder, the Owner Trustee or the Equipment Trust Trustee, such notice having been given in accordance with
Section 13(b) of the Participation Agreement.

                   "Affiliate" means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such person. For the purposes of this definition, "control" when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the Ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

                   "Agent" means any Paying Agent or Registrar.

                   "Agreement," "this Agreement," "herein," "hereby," or other like terms shall mean the Operative Document in which such term is used.

                   "Aircraft" means the Airframe to be delivered and leased under the Lease (or any airframe from time to time substituted for such Airframe pursuant to Section 10(a) of the

Lease) together with the four Engines initially leased under the Lease (or any engine substituted for any of such Engines pursuant to the terms of the Lease), whether or not any of such initial or substituted Engines may from time to time be installed on such initial or substituted Airframe or may be installed on any other airframe or on any other aircraft.

                   "Airframe" means: (i) the Boeing 747-451 aircraft (except Engines or engines from time to time installed thereon) specified in the initial Lease Supplement, manufactured by the Manufacturer and transferred by Lessee to Lessor pursuant to the Bill of Sale, which aircraft shall be leased by Lessor to Lessee under the Lease and under such Lease Supplement, and any aircraft (except Engines or engines from time to time installed thereon) which may from time to time be substituted for such aircraft (except Engines or engines from time to time installed thereon) pursuant to clause (ii) of the first paragraph of
Section 10(a) of the Lease Agreement; and (ii) any and all Parts (A) so long as the same shall be incorporated or installed in or attached to such aircraft (except Engines or engines from time to time installed thereon), or (B) so long as title thereto shall remain vested in Lessor in accordance with the terms of
Section 8 of the Lease Agreement after removal from such aircraft (except Engines or engines from time to time installed thereon); provided, however, that at such time as an aircraft (except Engines or engines from time to time installed thereon) shall be deemed part of the property leased under the Lease in substitution for the Airframe pursuant to the applicable provisions of the Lease, the replaced Airframe shall cease to be an Airframe under the Lease.

                   "Applicable Law" means all applicable laws, treaties, judgments, decrees, injunctions, writs and orders of any court, governmental agency or authority and rules, regulations, orders, directives, licenses and permits of any governmental body, instrumentality, agency or authority.

                   "Applicable Rate" means, as of any date, the weighted average of the interest rates borne by the Certificates then Outstanding.

                   "Appraiser" means a Person appointed by the Company engaged in the business of making appraisals and familiar with aviation equipment or a Person employed by the Company and sufficiently familiar with aviation equipment to make determinations as to the value thereof.

                   "Assumed Interest Rate" has the meaning set forth in Section 3(c) of the Lease Agreement.

                   "Base Rate" means the rate of interest announced from time to time by Chase Manhattan Bank N.A. at its principal office in New York, New York as its "base rate" or its equivalent successor rate if the base rate is no longer used.

                   "Basic Rent" means, for the Basic Term, the rent payable for the Aircraft pursuant to Section 3(c) of the Lease Agreement as adjusted as provided in Section 3(d) of the Lease Agreement and, for. any Renewal Term, Basic Rent determined pursuant to Section 19 of the Lease Agreement.

                   "Basic Term" means the term for which the Aircraft is leased under the Lease pursuant to Section 3(a) of the Lease Agreement commencing on the Commencement Date and ending on September 15, 2014.

                   "Bill of Sale" means a full warranty bill of sale covering the Aircraft, executed by Lessee in favor of the Owner Trustee, dated the 'Delivery Date, specifically referring to the Airframe and each Engine, which Bill of Sale and warranty shall contain, among other things, a statement that such Bill of Sale thereby conveys to the Owner Trustee good and marketable title to the Airframe and each Engine described in such Bill of Sale, free and clear of all liens, encumbrances and rights of others except Permitted Liens.

                   "Business Day" means any day other than a Saturday or Sunday or a day on which commercial banks are required or authorized to close in the City of New York, New York; Boston, Massachusetts; Minneapolis, Minnesota; or the city in which the Corporate Trust Office of the Equipment Trust Trustee (as long as the Equipment Trust Agreement has not been discharged) is located.

                   "Certificate" means any certificate of any Series issued by the Equipment Trust Trustee under the Equipment Trust Agreement, substantially in the form annexed as an exhibit thereto, as such form may be varied pursuant to the terms thereof, and includes any certificates issued thereunder in exchange for or replacement of any thereof or upon any redemption of a series of certificates as provided in the Equipment Trust Agreement.

                   "Civil Reserve Air Fleet Program" shall mean the Civil Reserve Air Fleet Program administered by the United States Government pursuant to Executive Order No. 11490, as amended, or any substantially similar program.

                   "Code" means the Internal Revenue Code of 1986, as amended through the Delivery Date.

                   "Commencement Date" means September 15, 1989.

                   "Company" means Northwest Airlines, Inc., a Minnesota corporation, and its permitted successors and assigns, and when used in the Equipment Trust Agreement, shall also include any other "obligor", within the meaning of the Trust Indenture Act.

                   "Company Request" means a request by the Company setting forth the subject matter of the request accompanied by an Officer's Certificate and an opinion of Counsel if required by Section 14.04 of the Equipment Trust Agreement.

                   "Consent and Agreement" means the Consent and Agreement [NW 1989 B], dated as of March 15, 1989, executed by the Manufacturer, as the same may be amended, modified or supplemented from time to time in accordance with the applicable provisions thereof.

                   "Co-Registrar" has the meaning given in Section 2.4 of the Equipment Trust Agreement.

                   "Corporate Trust Office" shall mean the principal office of the Equipment Trust Trustee located at 35 North Sixth Street, Reading, Pennsylvania 19601, Attention: Corporate Trust Department, or such other office at which the Equipment Trust Trustee's corporate trust business shall be administered which the Equipment Trust Trustee shall have specified by notice in writing to Lessee, the Owner Trustee and each Holder.

                   "Debt Rate" has the meaning given in Exhibit A to the Equipment Trust Agreement.

                   "Defaulted Interest" has the meaning given in Section 2.9 of the Equipment Trust Agreement.

                   "Delivery Date" means the date of the Lease Supplement for the Aircraft, which date shall be the date the Aircraft is leased by Lessor to Lessee and accepted by Lessee.

                   "Deposited Cash" means the aggregate of (i) cash deposited with the Equipment Trust Trustee as provided by Section 3.1 of the Equipment Trust Agreement, (ii) all sums restored to the account containing the Deposited Cash pursuant to Section 7.1 of the Equipment Trust Agreement and on deposit with the Equipment Trust Trustee and (iii) when required or indicated by the context, any Permitted Investment purchased by the use of such cash pursuant to
Section 9.4(b) of the Equipment Trust Agreement.

                   "Dollars" and "$" means the lawful currency of the United States of America.

                   "Engine" means (i) each of four Pratt & Whitney Model PW4056 engines listed by manufacturer's serial number in the initial Lease Supplement, whether or not from time to time thereafter installed on the Airframe or installed on any other airframe or on any other aircraft; and (ii) any engine which may from time to time be substituted, pursuant to the terms of the Lease, for any of such four engines, together in each case with any and all Parts incorporated or installed in or attached thereto or any and all Parts removed therefrom so long as title thereto shall remain vested in Lessor in accordance with the terms of Section 8 of the Lease Agreement after removal from such Engine; provided, however, that at such time as an engine shall be deemed part of the property leased under the Lease in substitution for an Engine pursuant to the applicable provisions of the Lease, the replaced Engine shall cease to be an Engine under the Lease. The term "Engines" means, as of any date of determination, all Engines then leased under the Lease.

                   "Equipment Trust Agreement" means the Equipment Trust Agreement [NW 1989 B], dated as of March 15, 1989 among the Owner Trustee, Lessee and the Equipment Trust Trustee, as the same may be modified or supplemented from time to time. The term "Equipment Trust Agreement" shall also include each Trust Supplement entered into pursuant to the terms of the Equipment Trust Agreement.

                   "Equipment Trust Trustee" means the Equipment Trust Trustee under the Equipment Trust Agreement, and any entity which may from time to time be acting as Equipment Trust Trustee under the Equipment Trust Agreement.

                   "Estate" has the meaning specified in Section 4.3 of the Equipment Trust Agreement, but excludes the Excluded Payments.

                   "ETA Default" means any event which is or after notice or passage of time, or both, would be an Event of Acceleration.

                   "ETA Lease Term" has the meaning specified in Section 5.2 of the Equipment Trust Agreement.

                   "ETA Rent" has the meaning specified in Section 5.3 of the Equipment Trust Agreement.

                   "Event of Acceleration" has the meaning specified in Section
8.1 of the Equipment Trust Agreement.

                   "Event of Default" has the meaning specified in Section 14 of the Lease.

                   "Event of Loss" with respect to the Aircraft, Airframe or any Engine means any of the following events with respect to such property: (i) the loss of such property or the use thereof due to the destruction of or damage to such property which renders repair uneconomic or which renders such property permanently unfit for normal use by Lessee for any reason whatsoever; (ii) any damage to such property which results in an insurance settlement with respect to such property on the basis of a total loss, or a constructive or compromised total loss; (iii) the theft or disappearance of such property, or the confiscation, condemnation, or seizure of, or requisition of title to, or use of, such property by any governmental or purported governmental authority (other than a requisition for use by the United States Government or any other government of registry of the Aircraft, or any agency or instrumentality of any thereof) which in the case of any event referred to in this clause (iii) shall have resulted in the loss of possession of such property by Lessee for a period in excess of 180 consecutive days or on the last day of the Term, whichever first occurs; (iv) as a result of any law, rule, regulation, order or other action by the Federal Aviation Administration or other governmental body of the government of registry of the Aircraft having jurisdiction, the use of such property in the normal course of the business of air transportation shall have been prohibited for a period of 180 consecutive days, unless Lessee, prior to the expiration of such 180 day period, shall have undertaken and shall be diligently carrying forward all steps which are necessary or desirable to permit the normal use of such property by Lessee or, if such prohibition is continuing, on the last day of the Term; (v) the requisition for use by the United States Government or any other government of registry of the Aircraft or any instrumentality or agency of any thereof, which shall have occurred during the Basic Term (or any Renewal Term) and shall have continued for 30 days beyond the Term, provided, however, that no Event of Loss pursuant to this clause (v) shall exist if Lessor shall have furnished to Lessee the written notice specified in Section 10(d) of the Lease and (vi) any divestiture of title to an Engine treated as an Event of Loss pursuant to
Section 7(b) of the Lease. An Event of Loss with respect to the Aircraft shall be deemed to have occurred if an Event of Loss occurs with respect to the Airframe.

                   "Excess Amount" for the Commencement Date means an amount equal to the amount determined by multiplying Lessor's Cost by the percentage set forth in column 3 of Exhibit B of the Lease Agreement opposite the Commencement Date; provided, however, to the extent that the aggregate amount of interest due and payable on the Commencement Date on the Certificates for the period from the date of issuance of such Certificates to but excluding the Commencement Date is less than the aggregate amount of interest on the Certificates that would have been due and payable on the Commencement Date if such Certificates had borne interest at the Assumed Interest Rate for such period, such percentage shall be decreased to compensate for such differential.

                   "Excluded Payments" shall mean (i) indemnity payments paid or payable by Lessee to or in respect of the Owner Participant, the Owner Trustee in its individual capacity or the Equipment Trust Trustee in its individual capacity, their respective Affiliates, successors and permitted assigns and their directors, officers, employees, servants and agents pursuant to Sections 7(b) and 7(c) of the Participation Agreement, (ii) proceeds of public liability insurance in respect of the Aircraft payable as a result of insurance claims made, or losses suffered, by the Owner Trustee or the Equipment Trust Trustee in their respective individual capacities or by the Owner Participant,

(iii) proceeds of insurance maintained with respect to the Aircraft by the Owner Participant (whether directly or through the Owner Trustee) or by any Affiliate of the Owner Participant and not required under Section 11 of the Lease, (iv) all payments required to be made under the Tax Indemnity Agreement by Lessee and all payments of Supplemental Rent by Lessee in respect of any amounts payable under the Tax Indemnity Agreement, (v) fees payable to the Owner Trustee or the Equipment Trust Trustee pursuant to Section 7(c) of the Participation Agreement,
(vi) provided that the Guaranties shall have been duly assumed by Lessee pursuant to Section 11.1(6) of the Equipment Trust Agreement, the amounts payable to the Owner Trustee pursuant to clauses 2(B)(Y) and 2(B)(Z) of Section 9(b) of the Lease or the amounts payable to the Owner Trustee pursuant to the third sentence of Section 19(d) of the Lease plus all reasonable expenses incurred by Lessor and the Owner Participant in connection with such assumption, as applicable, and (vii) any right to enforce the payment of any amount described in clauses (i) through (vi) above.

                   "Expenses" has the meaning given in section 7(c) of the Participation Agreement.

                   "FAA Bill of Sale" means a bill of sale for the Aircraft on AC Form 8050-2 or such other form as may be approved by the Federal Aviation Administration on the Delivery Date for the Aircraft, executed by Lessee in favor of the Owner Trustee and dated the Delivery Date.

                   "Federal Aviation Act" means the Federal Aviation Act of 1958, as amended.

                   "Federal Aviation Administration" and "FAA" mean the United States Federal Aviation Administration and any successor agency or agencies thereto.

                   "Foreign Air Carrier" means any air carrier which is not a U.S. Air Carrier and which performs maintenance, preventative maintenance and inspections for the Aircraft, Airframe and/or any Engine or engine to standards which are approved by, or which are substantially equivalent to those required by, the Federal Aviation Administration, the Civil Aviation Authority of the United Kingdom, the Direction Generale de 1'Aviation Civile of the French Republic or the Luftfahrt Bundesamt of the Federal Republic of Germany.

                   "Funding Loss Amount" means, for each Series BB Certificate, an amount equal to the net loss or additional expense which the Holder reasonably expects to sustain or incur as a direct result of the redemption of the Series BB Certificates on a date other than the last day of an Interest Period (as reasonably determined by the Holder and set forth in a certificate of the Holder which includes in reasonable detail the basis for the calculations of the amount being claimed). Such amount shall constitute a premium and shall be deemed such for all places in the Operative Documents which refer to a "premium" payable with respect to any Certificate.

                   "Guaranties" means the guaranty of the Owner Trustee endorsed on each Certificate, contained in the form of the applicable exhibit to the Equipment Trust Agreement for each series of Certificates.

                   "Holder," "Holder of a Certificate" or "Holders of Certificates" means a person in whose name a Certificate is registered on the Registrar's books as of any date of determination.

                   "Holder's Commitment" has the meaning given in Section 1(a)(i) of the Participation Agreement.

                   "Indemnified Person" has the meaning given in Section 7(c) of the Participation Agreement.

                   "Indemnitee" has the meaning given in Section 7(b) of the Participation Agreement.

                   "Independent" when used with respect to an engineer, Appraiser or other expert, means an engineer, Appraiser or other expert who (i) is in fact independent, (ii) does not have any direct financial interest, or any material, indirect financial interest in the Company or any Affiliate of the Company, and (iii) is not connected with the Company or any Affiliate of the Company as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions.

                   "Independent Investment Banker" means an Independent investment banking institution of national standing appointed by the Company on behalf of the Owner Trustee; provided, that if the Equipment Trust Trustee shall not have received written notice of such an appointment at least 10 days prior to the Redemption Date or if an Event of Default shall have occurred and be continuing, "Independent Investment Banker" means such an institution appointed by the Equipment Trust Trustee.

                   "Interest Payment Date" means each March 15 and September 15, commencing September 15, 1989, so long as any Certificate remains Outstanding.

                   "Interest Period" has the meaning given in Exhibit A to the Equipment Trust Agreement.

                   "Interim Term" means the period commencing on the Delivery Date and ending on and including the day immediately preceding the Commencement Date unless earlier terminated in accordance with the provisions of the Lease.

                   "Lease" or "Lease Agreement" means that certain Lease Agreement [NW 1989 B], dated as of March 15, 1989 and entered into by the Owner Trustee and Lessee as said Lease Agreement may from time to time be supplemented or amended, or the terms thereof waived or modified, to the extent permitted by, and in accordance with, the terms of the Trust Agreement. The term "Lease" shall also include each Lease Supplement from time to time entered into pursuant to the terms of the Lease.

                   "Lease Period" means each of the consecutive semiannual periods throughout the Basic Term and any Renewal Term and ending on a Lease Period Date, the first such period commencing on and including the Commencement Date.

                   "Lease Period Date" means March 15, 1990 and each succeeding September 15 and March 15, to and including the last such date in the Term.

                   "Lease Supplement" means a Lease Supplement, substantially in the form of Exhibit A of the Lease Agreement, to be entered into between Lessor and Lessee on the Delivery Date for the purpose of leasing the Aircraft under and pursuant to the terms of the Lease Agreement, and any subsequent Lease Supplement entered into in accordance with the terms of the Lease Agreement.

                   "Lessee" means Northwest Airlines, Inc., a Minnesota corporation, and its permitted successors and assigns.

                   "Lessor" means the Owner Trustee and its successors and permitted assigns.

                   "Lessor Liens" means any Lien or disposition of title arising as a result of (i) claims against Lessor, The First National Bank of Boston, in its individual capacity, or the Owner Participant not related to the transactions contemplated by the Operative Documents, (ii) any act or omission of the Owner Participant, Lessor, or The First National Bank of Boston, in its individual capacity, which is not related to the transactions contemplated by the Operative Documents or is in violation of any of the terms of the Operative Documents, (iii) claims against the Owner Participant, Lessor, or The First National Bank of Boston, in its individual capacity, with respect to Taxes or Expenses against which Lessee is not required to indemnify the Owner Participant, Lessor or The First National Bank of Boston, in its individual capacity, pursuant to Section 7 of the Participation Agreement or (iv) claims against Lessor or the Owner Participant arising out of any transfer by Lessor or the Owner Participant of all or any portion of the respective interests of Lessor or the Owner Participant in the Aircraft, the Trust Estate or the Operative Documents other than the transfer of possession of the Aircraft by Lessor pursuant to the Lease Agreement, the transfer pursuant to the Equipment Trust Agreement or a transfer of the Aircraft pursuant to Sections 9, 10 or 19 of the Lease Agreement or pursuant to the exercise of the remedies set forth in Section

15 of the Lease Agreement; provided, however, that any Lien which is attributable solely to The First National Bank of Boston or the Owner Participant, as applicable, and would otherwise constitute a Lessor Lien under the Lease shall not constitute a Lessor Lien under the Lease so long as (1) the existence of such Lien poses no material risk of seizure of the Aircraft, (2) the existence of such Lien does not interfere in any way with the use or operation of the Aircraft by Lessee (or any Sublessee), (3) the existence of such Lien does not affect the priority or perfection of, or otherwise jeopardize, the Lien of the Equipment Trust Agreement, (4) The First National Bank of Boston or the Owner Participant, as the case may be, is diligently contesting such Lien and (5) the existence of such Lien does not result in threatened or actual interruption in the payment of Rent assigned to the Equipment Trust Trustee for the benefit of the Holders of the Certificates.

                   "Lessor's Cost" for the Aircraft means $125,000,000.

                   "Lien" means any mortgage, pledge, lien, charge, claim, encumbrance, lease, sublease, sub-sublease or security interest.

                   "Majority in Interest of Owner Participants" at any time means the Owner Participant or Owner Participants which then hold more than 50% of the Ownership Interests of all Owner Participants, except that if there shall then be two Owner Participants, "Majority in Interest of Owner Participants" shall mean both such Owner Participants.

                   "Manufacturer" means The Boeing Company, a Delaware corporation.

                   "Manufacturer's Bill of Sale" means the bills of sale for the Aircraft on AC Form 8050-2 or such other form as may be then approved by the Federal Aviation Administration for the Aircraft, one executed by the Manufacturer in favor of Boeing Sales Corporation, a subsidiary of the Manufacturer, and one executed by Boeing Sales Corporation in favor of Lessee.

                   "Net Economic Return" means the Owner Participant's net after-tax yield and aggregate after-tax cash flow utilizing the multiple investment sinking fund method of analysis, computed on the basis of the same methodology and assumptions as were utilized by the Owner Participant in determining Basic Rent, Stipulated Loss Values and Termination Values as of the Delivery Date.

                   "Net Present Value of Rents" means the net present value, as of the Commencement Date, of Basic Rent set forth in Exhibit B of the Lease Agreement, discounted at a rate per Lease Period equal to (a) 10.50% divided by
(b) the number of Lease Periods per year.

                   "Officer's Certificate" means a certificate signed by the Chairman of the Board, the President or any Vice President and by the Treasurer, Assistant Treasurer, the Secretary or an Assistant Secretary of the Person on whose behalf such certificate is delivered.

                   "Operative Documents" and "Operative Document" means each of the Participation Agreement, the Lease, the Equipment Trust Agreement, the Trust Agreement, the Tax Indemnity Agreement, the Lease Supplement covering the Aircraft, the Trust Supplement covering the Aircraft, the Series BB Certificates, the Bill of Sale, the FAA Bill of Sale, the Purchase Agreement, the Purchase Agreement Assignment, the Consent and Agreement, the Owner Trustee's Bills of Sale, the Acceptance Certificate and the Parent Letter.

                   "Opinion of Counsel" means a written opinion of legal counsel, who in the case of legal counsel for the Company may be (i) any attorney employed by the Company, (ii) Cadwalader, Wickersham & Taft or a successor firm, or (iii) other counsel designated by the Company and reasonably satisfactory to the Equipment Trust Trustee or, in the case of legal counsel for the Owner Trustee, may be (x) Csaplar & Bok or (y) other counsel designated by the Owner Trustee and reasonably satisfactory to the Equipment Trust Trustee.

                   "Original Holder" means each institution listed and identified in Schedule I to the Participation Agreement as an Original Holder, and its successors and registered assigns of the Series BB Certificates.

                   "Original Holder Liens" means Liens which arise from acts of or claims against any Original Holder not related to the transactions contemplated by the Operative Documents.

                   "Original Owner Participant" means [_______________________], a [_______________] corporation.

                   "Outstanding" when used with respect to Certificates means, as of the date of determination, all Certificates theretofore executed and delivered under this Agreement, with the exception of the following:

                        (i) Certificates theretofore cancelled by the Equipment
              Trust Trustee or delivered to the Equipment Trust Trustee for cancellation pursuant to Section 2.8 of the Equipment Trust Agreement or otherwise;

                        (ii) Certificates for whose payment or redemption money
              in the necessary amount has been theretofore deposited with the Equipment Trust Trustee in trust for the Holders; provided, that if such Certificates are to be redeemed, notice of such redemption has been duly given pursuant to the Equipment Trust Agreement or provision therefor satisfactory to the Equipment Trust Trustee has been made; and

                   (iii) Certificates in exchange for or in lieu of which other
              Certificates have been executed and delivered pursuant to the Equipment Trust Agreement;

provided, however, that in determining whether the Certificate Holders of the requisite principal amount of Certificates outstanding have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Certificates owned by or pledged to the Company or any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Equipment Trust Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Certificates which the Equipment Trust Trustee knows to be so owned or so pledged shall be disregarded. Certificates owned by the Company which have been pledged in good faith may be regarded as Outstanding if the Company establishes to the satisfaction of the Equipment Trust Trustee the pledgee's right to act with respect to the Certificates and that the pledgee is not the Company or a Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company.

                   "Overdue Rate" or "Past Due Rate" means (i) with respect to any amount which is or will be distributable to Holders pursuant to the terms of the Equipment Trust Agreement, the rate of interest per annum borne by the Certificates held by such Holders, and (ii) with respect to any other amount, a rate per annum equal to 1% over the Base Rate.

                   "Owner Participant" means the corporation executing the Participation Agreement as the Owner Participant (as therein defined) and any person to which such corporation transfers all or any portion of its right, title and interest in and to the Trust Agreement, the Trust Estate and the Participation Agreement, to the extent permitted by Section 8.1 of the Trust Agreement and Section 8 of the Participation Agreement.

                   Owner Participant's Commitment" has the meaning given in
Section i(a)(ii) of the Participation Agreement.

                   "Owner Trustee" means the entity executing the Participation Agreement as Owner Trustee and any entity appointed as successor Owner Trustee pursuant to Section 9.1 of the Trust Agreement.

                   "Owner Trustee's Bill of Sale" means a bill of sale for the Aircraft from the Owner Trustee to the Equipment Trust Trustee.

                   "Owner Trustee's FAA Bill of Sale" means a bill of sale for the Aircraft on AC Form 8050-2 or such other form as may be approved by the Federal Aviation Administration on the Delivery Date for the Aircraft, executed by the Owner Trustee in favor of the Equipment Trust Trustee and dated the Delivery Date.

                   "Owner Trustee's Bills of Sale" means, collectively, the Owner Trustee's Bill of Sale and the Owner Trustee's FAA Bill of Sale for the Aircraft.

                   "Ownership Interest" means, in the case of each Owner Participant, the percentage of its undivided beneficial interest in the Trust Estate created by the Trust Agreement, which percentage shall be: (i) in the case of the Original Owner Participant (A) so long as it shall be the sole Owner Participant, 100% and (B) if it shall no longer be the sole Owner Participant, the percentage of such undivided interest in the Trust Estate which it shall not have transferred to any Subsequent Owner Participant; and (ii) in the case of any Subsequent Owner Participant, the percentage of such undivided interest in the Trust Estate specified in the agreement pursuant to which such Subsequent Owner Participant becomes an Owner Participant as provided in the definition of "subsequent Owner Participant".

                   "Parent" means Imperial Corporation of America, a Delaware corporation.

                   "Parent Letter" means that certain letter agreement [NW 1989 B], dated as of March 15, 1989, from the Parent to the parties specified in Schedule A attached thereto.

                   "Participation Agreement" means that certain Participation Agreement [NW 1989 B], dated as of March 15, 1989, among Lessee, the Equipment Trust Trustee, the Owner Participant, the Original Holder and Lessor, as such Participation Agreement may be amended or supplemented from time to time pursuant to the applicable provisions thereof.

                   "Parts" means all appliances, parts, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than (a) complete Engines or engines, (b) any items leased by Lessee from a third party (other than Lessor) title to which is not required to be vested in Lessor pursuant to Section 8 of the Lease and (c) cargo containers) which may from time to time be incorporated or installed in or attached to the Airframe or any Engine or so long as title thereto shall remain vested in Lessor in accordance with Section 8 of the Lease Agreement after removal therefrom.

                   "Paying Agent" has the meaning given in Section 2.4 of the Equipment Trust Agreement.

                   "Payment Date" shall mean each March 15 and September 15, commencing on September 15, 1989 (or, if any such day is not a Business Day, the immediately succeeding Business Day) until the Certificates have been paid in full.

                   "Permitted Investment" means (i) direct obligations of the United States of America and agencies guaranteed by the United States government having a final maturity of one year or less from date of purchase thereof; (ii) certificates of deposit issued by, or bankers' acceptances of, or time deposits with any bank, trust company or national banking association incorporated or doing business under the laws of the United States of America or one of the states thereof having combined capital and surplus and retained earnings as of its last report of condition of at least $100,000,000 and having a short term debt rating of B or better by Keefe, Bruyette & Woods, Inc. or 3 or better by McCarthy, Crisanti & Maffie, Inc. (including the Owner Trustee or the Equipment Trust Trustee if such conditions are met) and having a final maturity of one year or less from date of purchase thereof; (iii) commercial paper of any holding company of a bank, trust company or national banking association described in (ii) and commercial paper of any corporation or finance company (including the Owner Participant if it satisfies the conditions hereof) incorporated or doing business under the laws of the United States of America or any state thereof having a rating assigned to such commercial paper of Al by Standard & Poor's Corporation or P1 by Moody's Investors Service, Inc. (or, if neither such organization shall rate such commercial paper at any time, a rating equal to the highest ratings assigned by any nationally recognized rating organization in the United States of America) and having a final maturity of 270 days or less from the date of purchase thereof; (iv) U.S. dollar-denominated certificates of deposit issued by the European subsidiaries of any bank, trust company or national banking association described in (ii) and having a final maturity of 90 days or less from the date of purchase thereof; (v) U.S.-issued Yankee certificates of deposit issued by or bankers' acceptances of any bank having total deposits as of its last report of condition exceeding an amount equivalent to U.S. $10,000,000,000, a Peer Group and Dollar Risk ratings by Keefe, Bruyette & Woods, Inc. of II or better and headquartered in Canada, Japan, the United Kingdom, West Germany, Switzerland or the Netherlands and having a final maturity of one year or less from the date of purchase thereof; or (vi) repurchase agreements with any financial institution having combined capital and surplus and retained earnings as of its last report of condition of at least $100,000,000 (including the Owner Trustee and the Equipment Trust Trustee if such conditions are met) when subject to an executed Master Repurchase Agreement and which are fully collateralized by obligations described in clause (i) above where delivery must be taken, and having a final maturity of 90 days or less from the date of purchase thereof; provided that except for investments described in clauses (i) and (vi) above, no more than the greater of $10,000,000 or 50% of the principal amount may be invested as

"Permitted Investments" issued by any one corporation, bank holding company, bank, trust company or national banking association at any given time. If any of the above investments are unavailable, the entire amount to be invested may be used to purchase Federal Funds overnight from an entity described in (ii) above.

                   "Permitted Lien" means any Lien referred to in clauses (i) through (vii) of Section 6 of the Lease Agreement.

                   "Permitted Sublessee" means any entity listed in Exhibit E of the Lease Agreement and such other entities to which Lessor shall consent, such consent not to be unreasonably withheld.

                   "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

                   "Potential Default" means any event which is or after notice or passage of time, or both, would be an Event of Default pursuant to Section 14(a), (b), (e), (f) or (g) of the Lease.

                   "Purchase Agreement" means the Purchase Agreement No. 1267, dated December 13, 1985, between the Manufacturer and Lessee relating to the purchase by Lessee of the Aircraft, as originally executed or as modified, amended or supplemented in accordance with the terms thereof, but only insofar as the foregoing relates to the Aircraft.

                   "Purchase Agreement Assignment" means the Purchase Agreement Assignment [NW 1989 B], dated as of March 15, 1989, between Lessee and Lessor, as the same may be amended, supplemented or modified from time to time, with a form of Consent and Agreement to be executed by the Manufacturer attached thereto.

                   "Record Date" for the interest payable on any Interest Payment Date, means (i) in the case of an Interest Payment Date which is March 15, the preceding March 1, and (ii) in the case of an Interest Payment Date which is September 15, the preceding September 1.

                   "Redemption Amount" shall mean with respect to each Outstanding Certificate to be redeemed pursuant to Section 6.1 of the Equipment Trust Agreement an amount which an Independent Investment Banker determines to be equal to the greater of (i) the unpaid principal amount of such Certificate or (ii) (x) the present value on the Redemption Date (computed in accordance with generally accepted financial practices on a semiannual basis at a discount rate equal to the Treasury Yield) of (A) the payments of scheduled interest due on such Certificate after the Redemption Date including accrued interest to but excluding the Redemption

Date as required by the terms thereof and of the Equipment Trust Agreement and
(B) the principal payable on such Certificate at the maturity thereof less (y) the amount of accrued interest on such Certificate to but excluding the Redemption Date (the excess, if any, of the amount referred to in clause (ii) of this definition over the amount referred to in clause (i) constituting a premium).

                   "Redemption Date" shall mean (i) in the case of a redemption of the Certificates pursuant to clause (A) of Section 6.1 of the Equipment Trust Agreement, a Business Day not later than the Business Day next succeeding the 120th day following the occurrence of the Event of Loss specified by the Company on behalf of the Owner Trustee by written notice to the Equipment Trust Trustee, or if no such Business Day is so specified, then the Business Day next succeeding the 120th day following the occurrence of the Event of Loss (or if such day is not a Business Day, the next Business Day) as determined by the Equipment Trust Trustee; (ii) in the case of a redemption of the Certificates pursuant to clause (B) or (D) of said Section 6.1, the 30th day after the Equipment Trust Trustee shall have received from or on behalf of the Owner Trustee the applicable Redemption Price (or if such day is not a Business Day, the next Business Day); (iii) in the case of a redemption of the Certificates pursuant to clause (C) of said Section 6.1, a Business Day specified by the Company on behalf of the Owner Trustee; and (iv) in the case of a redemption of the Certificates pursuant to clause (E) of said Section 6.1, the Termination Date under Section 9(b) of the Lease or the date for purchase of the Aircraft pursuant to Section 19(d) of the Lease, as applicable.

                   "Redemption Price" means the price at which the Certificates are redeemable on the Redemption Date pursuant to Section 6.1 of the Equipment Trust Agreement, provided, that in the case of a redemption of the Series B Certificates pursuant to clause (B) or (D) of said Section 6.1, references to the "Redemption Price" on any date prior to the final determination of the Redemption Amount shall mean an amount equal to the aggregate unpaid principal amount of the Certificates plus interest thereon accrued to but excluding the Redemption Date plus the amount, if any, that the Independent Investment Banker, on the first Business Day immediately preceding the date on which notice of redemption is mailed to the Holders pursuant to Section 6.2 of the Equipment Trust Agreement estimates may be necessary to pay the portion of the Redemption Amount constituting a premium using the same procedure for estimating the Redemption Amount as would be used for calculating the Redemption Amount.

                   "Refinancing" means any borrowing, in accordance with the terms of Section 17 of the Participation Agreement, pursuant to which borrowing, among other things, notes or other instruments of indebtedness evidencing such borrowing would be issued or guaranteed by the Owner Trustee.

                   "Register" has the meaning given in Section 2.4 of the Equipment Trust Agreement.

                   "Registrar" has the meaning given in Section 2.4 of the Equipment Trust Agreement.

                   "Reimbursement Amount" has the meaning set forth in Section 3(g) of the Lease Agreement.

                   "Renewal Term" shall mean any Fixed Renewal Term or Fair Market Renewal Term as those terms are defined in Section 19(a) of the Lease Agreement.

                   "Rent" means Basic Rent and Supplemental Rent, collectively.

                   "Rent Differential Amount" has the meaning set forth in
Section 3(c) of the Lease Agreement.

                   "Replacement Aircraft" shall mean any aircraft of which a Replacement Airframe is part.

                   "Replacement Airframe" means a Boeing 747-400 series aircraft (except Engines or engines from time to time installed thereon) which shall have been leased pursuant to Section 10(a) of the Lease.

                   "Replacement Engine" means a Pratt & Whitney PW4056 engine (or engine of the same or another manufacturer of the same, an equivalent or an improved model and suitable for installation and use on the Airframe) which shall have been leased pursuant to Section 10(b) of the Lease.

                   "Responsible Officer" means with respect to the Owner Trustee, a responsible officer in the Trust Office of the Owner Trustee (including, without limitation, any Product Manager, Senior Manager, Senior Account Manager, Account Manager or authorized officer in the Trust Office of the Owner Trustee), and with respect to the Equipment Trust Trustee, a responsible officer in the Corporate Trust Office of the Equipment Trust Trustee.

                   "SEC" means the Securities and Exchange Commission.

                   "Series B Certificate" means any certificate issued by the Equipment Trust Trustee under the Equipment Trust Agreement, substantially in the form of Exhibit E annexed thereto.

                   "Series BB Certificate" means any certificate issued by the Equipment Trust Trustee under the Equipment Trust Agreement, substantially in the form of Exhibit A annexed thereto.

                   "Stipulated Loss Value" with respect to the Aircraft as of any date through and including September 15, 2014, means, but subject always to the provisions of Section 3(d)(v) of the Lease Agreement, (i) the amount determined by multiplying Lessor's Cost for the Aircraft by the percentage specified in Exhibit C of the Lease Agreement opposite the Stipulated Loss Value Date with respect to which the amount of Stipulated Loss Value is determined (as such Exhibit C may be adjusted from time to time as provided in Section 3(d) of the Lease Agreement and in Section 8 of the Tax Indemnity Agreement), plus (ii) the amount of the premium, if any, due pursuant to Section 6.1(B), (C) or (E) of the Equipment Trust Agreement. To the extent that the actual amount of interest paid and to be paid on the Certificates during the Interim Term or the Lease Period in which such Stipulated Loss Value Date occurs up to and including such Stipulated Loss Value Date is greater or less than the amount included in calculating the percentage set forth in Exhibit C of the Lease Agreement with respect to such Stipulated Loss Value Date on account of such interest, such percentage shall be adjusted appropriately to compensate for such differential. "Stipulated Loss Value" as of any date after September 15, 2014 shall be the amount determined as provided in Section 19(a) of the Lease Agreement.

                   "Stipulated Loss Value Date" means the fifteenth calendar day of each calendar month during the Interim Term, Basic Term and any Renewal Term.

                   "Sublease" means any sublease permitted by the terms of
Section 7(b)(x) of the Lease Agreement.

                   "Sublessee" means any person for so long, but only so long, as such person is in possession of the Airframe and/or any Engine pursuant to the terms of a Sublease which is then in effect pursuant to Section 7(b)(x) of the Lease Agreement.

                   "Subsequent Owner Participant" means any corporation or partnership to which the Original Owner Participant or any transferee from the Original Owner Participant or any subsequent Owner Participant shall have transferred at any time after the Delivery Date all or any part of the undivided right, title and interest originally held by the Original Owner Participant in the Trust Estate, provided that any such transfer: (i) shall be effected by a written agreement, in form and substance reasonably satisfactory to the Owner Trustee in its individual capacity, among such transferee, its transferor and the Owner Trustee, which shall (A) specify the percentage of the Ownership Interest of such transferee so transferred to it and (B) provide that such transferee thereby becomes a party to, and beneficiary of, the Trust Agreement and an Owner Participant for all purposes of the Trust Agreement and that such transferee assumes all of the obligations of its transferor under the Trust Agreement to the extent of such transferee's Ownership Interest; and (ii) so long as the Lease shall be in effect or the Certificates remain unpaid, such transferee and its transferor shall have complied

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
with all of the terms of Section 8(n) of the Participation Agreement.

                   "Subsidiary" means a Person controlled by another Person.

                   "Supplemental Rent" means all amounts, liabilities and obligations (other than Basic Rent) which Lessee assumes or agrees to pay to Lessor or others under the Lease (including payments of Stipulated Loss Value, Termination Value and amounts calculated by reference thereto), under the Participation Agreement, under the Tax Indemnity Agreement or under any of the other Operative Documents. The parties acknowledge that Supplemental Rent is a general category and, accordingly, agree that any provision of any Operative Document which calls for the payment of Supplemental Rent and also calls for the payment of specific items which are includable in Supplemental Rent is not to be interpreted as requiring any double payment.

                   "Tax" means any and all fees (including, without limitation, license, documentation and registration fees), taxes (including without limitation, income, gross receipts, sales, rental, use, turnover, value added, property (tangible and intangible), excise, franchise, capital, doing business and stamp taxes) levies, impost, duties, charges, assessments, or withholdings of any nature whatsoever, together with any and all penalties, fines, additions to tax and interest thereon (each, individually a "Tax").

                   "Tax Indemnity Agreement" means that certain Tax Indemnity Agreement [NW 1989 B], dated as of March 15, 1989, between the Owner Participant and Lessee, as originally executed or as modified, amended or supplemented pursuant to the applicable provisions thereof.

                   "Temporary Certificates" refers to Certificates issued to Certificate Holders pursuant to Section 2.3 of the Equipment Trust Agreement.

                   "Term" means the Interim Term, Basic Term and, if actually entered into, any Renewal Term.

                   "Termination Value" with respect to the Aircraft as of any date through and including September 15, 2014, means, but subject always to the provisions of Section 3(d)(v) of the Lease Agreement, (i) the amount determined by multiplying Lessor's Cost for the Aircraft by the percentage specified in Exhibit D of the Lease Agreement opposite the Termination Date with respect to which the amount of Termination Value is determined (as such Exhibit D of the Lease Agreement may be adjusted from time to time as provided in Section 3(d) of the Lease Agreement and in Section 8 of the Tax Indemnity Agreement), plus (ii) the amount of the premium, if any, due pursuant to Section 6.1(B), (C) or (E) of the Equipment Trust Agreement. To the extent that the actual amount of interest paid and to be paid on the Certificates during the Lease Period in which such Termination Date occurs up to and including such Termination Date is greater or less than the amount included in calculating the percentage set forth in Exhibit D of the Lease Agreement with respect to such Termination Date on account of such interest, such percentages shall be adjusted appropriately to compensate for such differential.

                   "Termination Date" means the fifteenth calendar day of each calendar month during the Interim Term, Basic Term and any Renewal Term.

                   "Transaction Expenses" means: (i) the reasonable and actual fees, expenses and disbursements of (1) Messrs. Whitman & Ransom, special counsel for the Equipment Trust Trustee, and Stevens & Lee, Pennsylvania counsel for the Equipment Trust Trustee, such information to be furnished by the Equipment Trust Trustee, (2) Messrs. Csaplar & Bok, counsel for Owner Trustee under the Trust Agreement, such information to be furnished by the Owner Trustee, (3) Messrs. Shearman & Sterling, special counsel to the Original Holder, such information to be furnished by the Original Holder, and (4) Messrs. Crowe & Dunlevy, P.C., special counsel in Oklahoma City, Oklahoma, such information to be furnished by Lessee, (ii) all fees, taxes and other charges payable in connection with the recording or filing of instruments and financing statements, such information to be furnished by Lessee, (iii) the initial fee and reasonable and actual disbursements of the Owner Trustee under the Trust Agreement, such information to be furnished by the Owner Trustee, (iv) the initial fee and reasonable and actual disbursements of the Equipment Trust Trustee under the Equipment Trust Agreement, such information to be furnished by the Equipment Trust Trustee, (v) the fee of Avmark Inc. (or of such other appraiser as shall be acceptable to Lessee and the Owner Participant) with respect to the appraisal of the Aircraft pursuant to Section 4(a)(xx) of the Participation Agreement, such information to be furnished by the Owner Participant, and (vi) the reasonable and actual fees, expenses and disbursements
of [                                          ], special counsel to the Owner
Participant and the Parent, in connection with the preparation, execution and delivery of the Operative Documents and the closings of the transactions contemplated thereby in an aggregate amount not to exceed $190,000, such information to be furnished by the Owner Participant.

                   "Treasury Yield" shall mean with respect to the Redemption Amount of an Outstanding Certificate to be redeemed pursuant to Section 6.1 of the Equipment Trust Agreement (i) in the case of a Certificate having a maturity within one year after the Redemption Date, the average yield to maturity on a government bond equivalent basis of the applicable United States Treasury Bill due the week of the maturity of such Certificate and (ii) in the case of a Certificate having a maturity one year or more after the Redemption Date, the average yield of the most actively traded United States Treasury Note (as reported by Cantor Fitzgerald Securities Corp. on page 5 of Telerate Systems, Inc., a financial news service, or if such report is not available, a source deemed comparable by the Independent Investment Banker selected to determine the Redemption Amount) corresponding in maturity to such Certificate (or if there is no corresponding maturity, an interpolation of maturities by such Independent Investment Banker), in each case determined by the Independent Investment Banker selected to determine the Redemption Amount based on the bid price as of 10:00 a.m. and 2:00 p.m., New York time, on the second Business Day preceding the Redemption Date.

                   "Trust Agreement" means that certain Trust Agreement [NW 1989 B], dated as of March 15, 1989, between the Owner Participant and The First National Bank of Boston, in its individual capacity, as originally executed or as modified, amended or supplemented pursuant to the applicable provisions thereof, including, without limitation, supplementation thereof by one or more Trust Supplements entered into pursuant to the applicable provisions thereof.

                   "Trust Estate" means all estate, right, title and interest of the Owner Trustee in and to the Aircraft, the Lease, any Lease Supplement, the Purchase Agreement, the Purchase Agreement Assignment, the Bill of Sale and the FAA Bill of Sale, including, without limitation, all amounts of Basic Rent and Supplemental Rent including without limitation insurance proceeds (other than insurance proceeds payable to or for the benefit of the Owner Trustee, for its own account or in its individual capacity, the Owner Participants or the Equipment Trust Trustee) and requisition, indemnity or other payments of any kind for or with respect to the Aircraft (except amounts owing to the Owner Participants, to the Equipment Trust Trustee, to the Owner Trustee, in its individual capacity or any Holder of a Certificate pursuant to Section 7 of the Participation Agreement). Notwithstanding the foregoing, "Trust Estate" shall not include any Excluded Payments.

                   "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended, or any subsequent legislation that amends, supplements or supersedes such Act.

                   "Trust Office" shall mean the principal corporate trust office of the Owner Trustee at 100 Federal Street, Boston, Massachusetts 02110
Attention: Corporate Trust Division, or the principal corporate trust office of any successor Owner Trustee.

                   "Trust Supplement" shall mean (a) the Equipment Trust Agreement and Trust Agreement Supplement No. 1, in substantially the form of Exhibit C to the Equipment Trust Agreement, which shall particularly describe the Aircraft included in the property of the Owner Trustee covered by the Trust Agreement by reference to the Lease Supplement and which, pursuant to Section
4.3 of the

Equipment Trust Agreement, shall create a first mortgage on such Aircraft and the Engines which are part of such Aircraft and shall assign and pledge such Lease Supplement to the Equipment Trust Trustee as part of the Estate and (b) any other supplement to the Equipment Trust Agreement and the Trust Agreement from time to time executed and delivered.

                   "Trustee's Liens" means any Liens arising as a result of (i) claims against or affecting the Equipment Trust Trustee or any Affiliate thereof not arising solely from participation in the transactions contemplated by the Operative Documents or (ii) any act or omission of the Equipment Trust Trustee or any Affiliate thereof not required or permitted by the Operative Documents.

                   "U.S. Air Carrier" means any United States air carrier as to which there is in force a certificate issued pursuant to Section 401 of the Federal Aviation Act and as to which there is in force an air carrier operating certificate issued pursuant to Part 121 of the regulations under such Act, or which may operate as an air carrier by certification or otherwise under any successor or substitute provisions therefor or in the absence thereof.

                   "U.S. Government Obligations" means securities that are direct obligations of the United States of America for the payment of which its full faith and credit is pledged which are not callable or redeemable, and shall also include a depository receipt issued by a bank or a trust company as custodian with respect to any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt so long as such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

                   "Wet Lease" shall mean any arrangement whereby the Lessee (or any Sublessee) agrees to furnish the Airframe and Engines or engines installed thereon to a third party pursuant to which such Airframe and Engines or engines
(i) shall be operated solely by regular employees of Lessee (or any Sublessee) possessing all current certificates and licenses that would be required under the Federal Aviation Act for the performance by such employees of similar functions within the United States of America (it is understood that cabin attendants need not be regular employees of Lessee (or any Sublessee)) and (ii) shall be maintained by Lessee (or any Sublessee) in accordance with its normal maintenance practices.

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